Tel: 310-557-0300
Fax: 310-557-1777
www.bdo.com

515 South Flower Street
47th Floor
Los Angeles, CA 90071

August 31, 2023

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on August 31, 2023, to be filed by our former client, U-Haul Holding Company. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

BDO USA